Exhibit 99.1

GTSI Reports 4th Quarter and Annual Financial Results

Obtains Commitment Letter for New Revolving Credit Facility/ Files Form 10-K

CHANTILLY, VA. – April 13, 2006 – GTSI® Corp. (NASDAQ: GTSI), a leading government information technology solutions aggregator, today announced financial results for the quarter and year ended December 31, 2005, and monthly sales (see attached tables).

Fourth Quarter Financial Results and Year-End Financial Results

For the fourth quarter 2005, GTSI reported sales of $279.2 million, a 14.8% decrease over the same period a year ago and reported a net loss of $5.6 million or $0.61 net loss per diluted share. Operating expenses were $31.8 million down 6.7% from the prior years’ comparable quarter, driven primarily by reductions associated with employee expenses. Gross margin in the fourth quarter of 2005 was 10.2%.

For the year ended December 31, 2005, GTSI reported sales of $886.3 million, a 17.6% decrease over last year, and reported a net loss of $16.0 million or $1.74 net loss per diluted share. Operating expenses were $120.4 million. Year-over-year, net income fell from $10.3 million in 2004 to a net loss of $16.0 million in 2005. In 2004, the pre-tax reversal of certain aged accrued liabilities of $10.1 million in the third quarter of 2004 positively impacted net income.

2005 in Review

“From the struggles with implementation of the Company’s new enterprise resource planning system (ERP) to weaknesses in some sales teams, to a revenue and expense imbalance, primarily driven by lower sales and higher headcount related costs, the Company had many challenges in 2005.” said Mr. Jim Leto, GTSI’s President and Chief Executive Officer. “We can not blame the ERP problems on some outside party. The system didn’t initially meet many of the critical needs of the business. In the months of April, May, June, and July, we strained our customer relations because of the impact of the ERP implementation on processes and procedures. To overcome this problem, we added resources to augment our staff to oversee the business process, which resulted in additional expense and exposure of other problems in the supply chain. Today, I am pleased to say that the ERP system has improved. Continued modifications and adjustments will enable the Company to fully harness the power of the system, but the most troubling times with the ERP system are behind us. Despite several areas of underperformance in 2005, we did, however, see strong growth in the Department of the Army, the intelligence community, leasing, and many of the civilian agencies.”

Leading revenue-generating offerings for the year were mobile and desktop computers, enterprise computers, software, networking, services and enterprise storage. GTSI’s top revenue – generating partners for 2005 included Panasonic, Sun, Cisco, Microsoft, and HP.

Form 10-K Updates/Commitment Letter

GTSI disclosed that the opinion of its independent registered public accounting firm, Ernst & Young LLP, included in GTSI’s Form 10-K Report for the year ended December 31, 2005, states their conclusion that substantial doubt exists with regard to the Company’s ability to continue as a going concern.

GTSI has received a commitment letter with a leading lending syndicate for a $125 million senior secured revolving credit facility and closing on the new credit facility is contingent upon customary provisions. This new facility is expected to meet the Company’s seasonal working capital requirements and potential long-term borrowing needs. While there is no assurance, the Company believes that the facility will close on or before May 31, 2006 and that its independent registered public accounting firm may be able to subsequently revise their audit report by removing the modification concerning the Company’s ability to continue as a going concern.

“Clearly, this has been a difficult period for GTSI, its employees, customers, and partners,” said Mr. Leto. “The facts are simple, as of March 31st we have no long term debt and we have a strong backlog. While we respect the auditors’ decision, we believe that GTSI will continue to be a financially sound and viable business, providing quality service to our government customers and attractive employment opportunities.”

On April 3, 2006 GTSI received a staff determination letter from NASDAQ because the Company had not filed its Annual Report on Form 10-K for 2005 with the Securities and Exchange Commission (SEC), as required by Market Place Rule 4310(c)(14). As a result, GTSI’s common stock is subject to delisting from The NASDAQ National Market. The Company has requested a hearing with NASDAQ, and due to the Company’s filing of the Form 10-K on April 12, 2006, the Company will seek a NASDAQ staff determination that GTSI is in compliance with the listing requirements, eliminating the need for the Company to appear before the NASDAQ Listings Qualification Panel.

Prospects for the Future

“While I have been involved at the Board of Directors level for 10 years, I have gained a more complete understanding of the prospects for GTSI during my first seven weeks at the helm,” said Mr. Leto. “I am impressed with the quality of the GTSI team, and I admire their dedication and determination to help our Company succeed. My first task when I came into the executive suite was to address our longer term financing needs, and the commitment letter we executed is a significant step. I am confident we will close on the new lending facility in short order.”

“I have set three major goals for the remainder of 2006:  improving the supply chain, developing and selling valued-added solutions, and driving financial services activity. As a first step related to the supply-chain initiative, we promoted Bob Mitchell to Group Vice President of Operations and Chief Information Officer. Bob was tapped to fix the ERP system in 2005, and I wanted to consolidate ownership of the supply-chain processes from end to end, addressing both long-term and short-term issues, as well as systematically tackle individual processes. Prior to this, multiple groups had responsibility but continuity and strategic direction were often at odds.”

“We are also capitalizing on our ability to develop and sell solutions and product-related services, and our already strong financial services activities. Focusing on these three areas – the supply chain, solution selling, and financial services – will enable us to create a winning Company that can continue to drive higher margin sales and return the Company to profitability,” said Mr. Leto. “In fact, we just closed the best March bookings month ever, driven primarily by several large high-end solutions and financial services transactions. The March bookings, collections, and shipping results combined with the continued improvement in margin percentage over the past few years, shows great promise for GTSI.”

Financial Update

For the fourth quarter, revenue of $279.2 million was 14.8% less than the same period last year, driven by weaknesses in certain sales teams and product lines. Gross margin of $28.5 million was 20.2% below last year’s level, as inventory impairments of $5.6 million negatively impacted

2005’s margin. Operating expenses of $31.8 million were 6.7% lower than 2004 as the Company took proactive steps to bring expenses in line with margin production.

For the full year 2005, revenue of $886.3 million was 17.6% below 2004 as a result of weaknesses in certain sales teams and product lines, exacerbated by the difficulties associated with transitioning to a new ERP platform and high attrition. Gross margin percent of 10.7% was below 2004 margin percent of 11.3%. However, 2005 margin was negatively impacted by a $5.6 million inventory impairment, and 2004 margin was positively impacted by a $10.1 million reversal of an aged liability. Adjusting for these two events, 2005 margin percent is 11.3%, which compared favorably to 2004 adjusted percent of 10.4%. While 2005 operating expenses of $120.4 million were 8.6% higher than 2004, the Company has taken steps to reduce expense to levels in line with margin production, included two reductions in the workforce, one in October of 2005 and one in February of 2006.

Tom Mutryn, GTSI’s Senior Vice President and Chief Financial Officer, commented, “2005 was a tough year for GTSI from a financial perspective. The transition to the new ERP system coupled with attrition throughout our organization exposed a number of process and procedural weaknesses. Those resulted in GTSI accumulating and subsequently recording an impairment charge of $5.6 million of inventory. As a result, we restated quarterly results for 2005 to record those charges in the appropriate periods, as well as to accurately reflect the recognition of revenue and associated costs associated with more complex transactions. Due to the cumulative operating losses over the past three years, we have established a valuation allowance against our deferred tax asset. We have identified material weaknesses in our internal controls over financial reporting and we are taking a number of steps to eliminate those weaknesses, including hiring additional resources with the requisite skills and strengthening processes and procedures.”

“That being said”, Mr. Mutryn added, “while we have much hard work before us, I believe the difficulties we experienced in 2005 are largely behind us, and I remain optimistic about the future prospects for GTSI. We have a commitment letter for a new credit facility; March collections, shipments and bookings were strong; our working capital is improving; we are taking the requisite steps in rectify the weaknesses we identified; we are bringing our costs in line with our margin; we are improving our supply-chain process; and selling more value-added solutions and financial services.”

Monthly Sales, Backlog, and Bookings for December, January, and February

Sales for December 2005 were $101.3 million, representing a 20.2% decrease from December 2004 sales of $127.0 million. Month-end total backlog for December was $127.3 million or a 46.7% increase versus $86.8 million for the same period last year while net bookings for December 2005 totaled $52.3 million as compared to $61.1 million for December 2004, a 14.4% decrease.

Sales for January 2006 were $47.1 million, representing a 14.1% decrease from January 2005 of $54.8 million. Month-end total backlog for January was $117.1 million or a 29.0% increase versus $83.1 million for the same period last year, while net bookings for January 2006 totaled $37.0 million as compared to $51.5 million for January 2005, a 28.2% decrease.

Sales for February 2006 were $43.8 million, representing a 1.9% increase from February 2005 of $43.0 million. Month-end total backlog for February was $111.9 million or a 17.2% increase versus $95.5 million for the same period last year, while net bookings for February 2006 totaled $38.6 million as compared to $55.4 million for February 2005, a 30.3% decrease (see attached table).

Conference Call

An investor conference call to discuss fourth quarter and full year results is scheduled for 11:00 a.m. Eastern Time April 13, 2006. Interested parties are invited to participate by calling 800-353-6469 or 334-323-9855, no pass code is required. In addition, you may access the webcast on

GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through April 13, 2006. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 pm EST, April 21, 2006. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 52346723.

About GTSI Corp.

GTSI Corp. is a leading information technology product and solutions provider, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s Lines of Business incorporate certified experts and deliver exceptional solutions to support government’s critical transformation efforts. Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management – including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships – may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Area Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

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GTSI Corp.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	December 31,		Change from 2004
	2005	2004	Actual	Percentage

Sales	$279,235	$327,891	$(48,656)	-14.8%
Cost of sales	250,762	292,228	(41,466)	-14.2%
Gross margin	28,473	35,663	(7,190)	-20.2%

Operating expenses excluding impairment charge	30,865	34,132	(3,267)	-9.6%
Impairment charge	981	—	981	100.0%
Operating expenses	31,846	34,132	(2,286)	-6.7%

(Loss) income from operations	(3,373)	1,531	(4,904)	-320.3%

Interest and other income, net	1,356	2,760	(1,404)	-50.9%
(Loss) income before income tax provision	(2,017)	4,291	(6,308)	-147.0%

Income tax provision	(3,601)	(1,546)	(2,055)	132.9%
Net (loss) income	$(5,618)	$2,745	$(8,363)	-304.7%

Basic net income (loss) per share	$(0.61)	$0.31	$(0.92)	-296.7%
Diluted net (loss) income per share	$(0.61)	$0.29	$(0.90)	-309.3%

Weighted average shares outstanding:
Basic	9,242	8,881	361	4.1%
Diluted	9,242	9,451	(209)	-2.2%

	Years Ended
	December 31,		Change from 2004
	2005	2004	Actual	Percentage

Sales	$886,263	$1,076,148	$(189,885)	-17.6%
Cost of sales	791,346	954,143	(162,797)	-17.1%
Gross margin	94,917	122,005	(27,088)	-22.2%

Operating expenses excluding impairment charge	119,451	110,855	8,596	7.8%
Impairment charge	981	—	981	100.0%
Operating expenses	120,432	110,855	9,577	8.6%

(Loss) income from operations	(25,515)	11,150	(36,665)	-328.8%

Interest and other income, net	6,729	5,569	1,160	20.8%
(Loss) income before income tax provision	(18,786)	16,719	(35,505)	-212.4%

Income tax benefit (provision)	2,787	(6,455)	9,242	-143.2%
Net income	$(15,999)	$10,264	$(26,263)	-255.9%

Basic net (loss) income per share	$(1.74)	$1.18	$(2.93)	-247.2%
Diluted net (loss) income per share	$(1.74)	$1.09	$(2.84)	-259.5%

Weighted average shares outstanding:
Basic	9,177	8,664	513	5.9%
Diluted	9,177	9,388	(211)	-2.2%

GTSI Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,	Change from December 31, 2004
	2005	2004	Actual	Percentage
ASSETS
Current assets:
Cash	$22	$397	$(375)	-94.5%
Accounts receivable, net	207,886	204,842	3,044	1.5%
Inventory	56,666	59,184	(2,518)	-4.3%
Other current assets	24,027	15,380	8,647	56.2%
Total current assets	288,601	279,803	8,798	3.1%
Property and equipment, net	13,640	15,183	(1,543)	-10.2%
Other assets	4,416	1,400	3,016	215.4%

TOTAL ASSETS	$306,657	$296,386	$10,271	3.5%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit facility	$48,014	$1,179	$46,835	3972.4%
Accounts payable	159,038	173,218	(14,180)	-8.2%
Accrued liabilities and deferred revenue	20,245	23,950	(3,705)	-15.5%
Accrued warranties	744	2,429	(1,685)	-69.4%
Total current liabilities	228,041	200,776	27,265	13.6%
Other liabilities	3,922	3,473	449	12.9%
Total liabilities	231,963	204,249	27,714	13.6%
Stockholders’ equity	74,694	92,137	(17,443)	-18.9%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$306,657	$296,386	$10,271	3.5%

GTSI Corp.

	Sales ($ in Millions)	Month-End Total Backlog ($ in Millions)	Monthly Bookings ($ in Millions)
October 2003	113.0	192.9	77.6
November 2003	93.2	144.0	44.3
December 2003	106.3	102.8	65.1
January 2004	58.4	89.6	45.2
February 2004	52.3	83.1	45.8
March 2004	67.9	98.0	82.8
April 2004	73.8	123.0	98.8
May 2004	72.2	132.9	82.1
June 2004	93.0	155.0	115.1
July 2004	89.5	173.0	107.5
August 2004	84.9	192.8	104.7
September 2004	156.2	257.0	220.4
October 2004	107.7	207.8	58.5
November 2004	93.2	152.7	38.1
December 2004	127.0	86.8	61.1
January 2005	54.8	83.1	51.1
February 2005	43.0	95.5	55.4
March 2005	62.9	106.8	74.1
April 2005	33.9	123.9	51.0
May 2005	40.8	136.0	52.9
June 2005	101.8	113.6	79.4
July 2005	36.9	156.1	79.4
August 2005	78.1	198.4	120.5
September 2005	154.8	293.6	250.0
October 2005	97.9	235.3	39.7
November 2005	80.0	176.3	21.0
December 2005	101.3	127.3	52.3
January 2006	47.1	117.1	37.0
February 2006	43.8	111.9	38.6

Sales data are based on the GAAP definition of sales. The Company often enters into sales arrangements with customers where the Company performs as an agent or broker without assuming the risks and rewards of ownership of the goods and services. The Company recognizes revenue from these transactions on a net basis. Third-party services, such as maintenance contracts, are recognized on a net revenue basis at the time of sale.

Backlog and Bookings data are based on funds expected to be received associated with accepted customer orders. As such, these Backlog and Bookings data do not correspond to the definition of Sales in that the funds expected to be received from customers are not reduced for any ‘netting’.